SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Lakeland Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Consent Statement, if other than the Registrant)

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LAKELAND BANCORP, INC.

250 OAK RIDGE ROAD

OAK RIDGE, NEW JERSEY 07438

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 14, 2008

Notice is hereby given that the Annual Meeting of Shareholders of Lakeland Bancorp, Inc. will be held at Perona Farms, 350 Andover Sparta Road, Andover, New Jersey 07821 on Wednesday, May 14, 2008 at 5:00 p.m. for the following purposes:

1.	To elect five directors for three year terms, one director for a two year term and one director for a one year term.

2.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2008.

3.	To transact such other business as may properly come before the meeting and/or any adjournment or adjournments thereof.

In accordance with the Bylaws of Lakeland Bancorp, Inc., the close of business on March 31, 2008, has been fixed as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the Annual Meeting of Shareholders or any adjournment or adjournments thereof.

Enclosed are the Proxy Statement and a form of Proxy. You will also be receiving an Annual Report. You are cordially invited to attend this meeting. It is important that your shares be represented, regardless of the number you own. Whether or not you plan to attend the meeting, please return the Proxy, duly signed, as promptly as possible, in the envelope provided to you, or vote by telephone or via the Internet, as described in the Proxy Statement.

By Order of the Board of Directors

GEORGE H. GUPTILL, JR.

SECRETARY

Oak Ridge, New Jersey

April 14, 2008

LAKELAND BANCORP, INC.

PROXY STATEMENT

Annual Meeting of Shareholders: May 14, 2008

Approximate Mailing Date: April 14, 2008

SOLICITATION OF PROXY

General

THE ENCLOSED PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS OF LAKELAND BANCORP, INC. (hereinafter called “Lakeland” or the “Company”) for use in connection with the Annual Meeting of Shareholders to be held at Perona Farms, 350 Andover Sparta Road, Andover, New Jersey 07821 on Wednesday, May 14, 2008 at 5:00 p.m., and at any adjournments thereof. The matters to be considered and acted upon at such meeting are referred to in the enclosed notice of such meeting and are more fully discussed below.

Only shareholders of record at the close of business on March 31, 2008, the record date fixed by the Board of Directors, will be entitled to notice of, and to vote at, the Annual Meeting. If the enclosed proxy is properly executed and returned to Lakeland and not revoked before its exercise, all shares represented thereby will be voted as specified in the form of proxy. If the proxy is signed but no specification is given, the shares will be voted in favor of the Board’s nominees for election to the Board and in favor of Proposal 2. The proxy will enable you to assure that your shares are voted and to aid in securing a quorum at the meeting.

In order to reduce the number of annual reports being sent to one address, only one annual report is being delivered to multiple security holders sharing an address unless Lakeland has received contrary instructions from one or more of the security holders. This is called “householding”. Lakeland will deliver a separate copy of the annual report to any security holder who requests a copy in writing or by telephone. If you wish to receive a separate copy of the 2007 annual report, or if you wish to receive a separate copy of future annual reports, please contact Mr. Harry Cooper at Lakeland Bancorp, Inc., 250 Oak Ridge Road, Oak Ridge, New Jersey 07438 (toll-free telephone 866-284-1291). If you are currently receiving multiple copies of the annual report at the same address, and wish to have one annual report sent to multiple security holders sharing that address in the future, please contact Mr. Harry Cooper at the above address and telephone number.

The entire cost of this solicitation will be borne by Lakeland. Officers and regular employees of Lakeland may also, but without additional compensation, solicit proxies by further mailings, personal conversations, telephone, facsimile or e-mail. Lakeland will make arrangements with brokerage houses, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by these brokerage houses, custodians, nominees and fiduciaries and Lakeland will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with the solicitation.

All share information, including stock option information, contained in this proxy statement has been adjusted to reflect Lakeland’s previously effectuated 5% stock dividends.

Voting your Shares

Lakeland shareholders will have four alternative ways to vote:

•	by traditional paper proxy card;

•	by telephone;

•	via the Internet; or

•	in person at the Annual Meeting.

Please take a moment to read the instructions, choose the way to vote that you find most convenient and cast your vote as soon as possible.

Voting by Proxy Card. If proxy cards in the accompanying form are properly executed and returned, the shares represented thereby will be voted in the manner specified therein. If you vote by proxy card but make no specification on your proxy card that you have otherwise properly executed, your shares will be voted FOR the election of the Board’s nominees for director and FOR Proposal 2.

Voting by Telephone. If you wish to vote by telephone and you are a shareholder of record of Lakeland, use a touch-tone telephone to call toll-free 1-800-PROXIES and follow the instructions. If you vote by telephone, you must have your control number and the proxy card available when you call.

Voting by the Internet. If you wish to vote through the Internet and you are a shareholder of record of Lakeland, you can access the web page at www.voteproxy.com and follow the on-screen instructions. If you vote through the Internet, you must have your control number and the proxy card available when you access the web page.

If your shares are registered in the name of a broker or other nominee, your nominee may be participating in a program provided through ADP Investor Communication Services that allows you to vote by telephone or the Internet. If so, the voting form your nominee sent you will provide telephone and Internet voting instructions.

The deadline for voting by telephone or through the Internet as a shareholder of record of Lakeland is 11:59 p.m., EDT, on May 13, 2008. For shareholders whose shares are registered in the name of a broker or other nominee, please consult the voting instructions provided by your broker for information about the deadline for voting by phone or through the Internet.

Voting in Person. If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

Changing your Vote

You will be able to change your vote as many times as you wish and the last vote received chronologically by any means will supersede your prior vote(s). Please note, however, that if you vote by the Internet, the maximum number of times that you can access the website using any one control number is limited to five times per day.

Any Lakeland shareholder may revoke a proxy at any time before or at the Annual Meeting in one or more of the following ways:

•	Delivering a written notice of revocation, bearing a later date than the proxy, at any time prior to the vote at the Annual Meeting to George H. Guptill, Jr., Corporate Secretary of Lakeland; or

•	Submitting a later-dated proxy card; or

•	Submitting a new proxy via telephone or the Internet.

A Lakeland shareholder should send any written notice of revocation or subsequent proxy card to Lakeland Bancorp, Inc., Attention: George H. Guptill, Jr., Corporate Secretary, 250 Oak Ridge Road, Oak Ridge, New Jersey 07438, or hand deliver the notice of revocation or subsequent proxy card to Mr. Guptill before the taking of the vote at the Annual Meeting. Attendance at the Annual Meeting will not by itself constitute a revocation of a proxy.

CAPITAL STOCK OUTSTANDING

At the close of business on March 31, 2008, there were 23,282,587 shares of Lakeland’s common stock, no par value (the “Common Stock”), outstanding and entitled to vote at the Annual Meeting. Each share will be entitled to one vote on all matters properly coming before the meeting. Provided that a quorum is present, directors will be elected by a plurality vote (there is no right to vote stock cumulatively) and approval of Proposal 2 will require the affirmative vote of a majority of the votes cast with respect to such proposal. A majority of the shares of Common Stock outstanding on the record date will constitute a quorum for purposes of the Annual Meeting. For purposes of determining the votes cast with respect to any matter presented for consideration at the Annual Meeting, only those votes cast “for” or “against” are included. Abstentions and broker non-votes are counted only for the purpose of determining whether a quorum is present at the Annual Meeting.

To Lakeland’s knowledge, no person beneficially owned more than 5% of the outstanding voting securities of Lakeland as of December 31, 2007.

PROPOSAL 1

ELECTION OF DIRECTORS

Unless a shareholder either indicates “withhold authority” on his proxy or indicates on his proxy that his shares should not be voted for certain nominees, it is intended that the persons named in the proxy will vote for the election as directors of the persons named in Table I below to serve until the expiration of their respective terms and thereafter until their successors shall have been duly elected and shall have qualified. If elected, five nominees will serve for three year terms, one nominee will serve for a two year term and one nominee will serve for a one year term. Discretionary authority is also solicited to vote for the election of a substitute for any of said nominees who, for any reason presently unknown, cannot be a candidate for election.

Table I sets forth the names and ages of the nominees for election to the Board of Directors, the positions and offices presently held by each such person within Lakeland, the period during which each such person has served on Lakeland’s Board of Directors, the expiration of their respective terms, the principal occupations and employment of each such person during the past five years, and the number of shares of Lakeland Common Stock which they beneficially owned as of April 4, 2008. Table II sets forth comparable information with respect to those directors whose terms of office will continue beyond the date of the Annual Meeting. Unless otherwise indicated, positions have been held for more than five years. Unless otherwise stated in the footnotes following the tables, the nominees and other directors listed in the tables have sole power to vote and dispose of the shares which they beneficially owned as of April 4, 2008. Shares covered by stock options are included in the tables below only to the extent that such options may be exercised by June 4, 2008.

All of the persons named in both tables have been directors of Lakeland and Lakeland Bank for at least five years, except as follows: (a) Robert B. Nicholson, III was appointed to the Board of Lakeland Bank in July 2003 and of Lakeland in December 2003, (b) Robert E. McCracken, Paul G. Viall, Jr. and Janeth C. Hendershot were appointed to the Board of Lakeland on July 14, 2004, upon the consummation of the acquisition of Newton Financial Corp., (c) Stephen R. Tilton, Sr. was appointed to the Board of Lakeland Bank in February 2007, (d) Paul G. Viall, Jr. was appointed to the Board of Lakeland Bank in July 2007, (e) Messrs. Guptill, McCracken and Ms. Hendershot currently do not serve on the Lakeland Bank Board, (f) Bruce D. Bohuny was appointed to the Boards of Lakeland and Lakeland Bank on July 11, 2007, and (g) Thomas J. Shara was appointed to the Boards of Lakeland and Lakeland Bank on April 2, 2008. Mark J. Fredericks is John W. Fredericks’ son.

TABLE I

NOMINEES FOR ELECTION AS DIRECTORS

				Shares Beneficially Owned As of April 4, 2008
Name and Age	Director Since	Expiration of Term if Elected	Business Experience	Number of Shares		Percent of Class
Bruce D. Bohuny Age 39	2007	2009	President, Brooks Ltd. Builders, Franklin Lakes, NJ (10/1993 to present) (construction company)	70,487	(a)	.3%

Roger Bosma Age 65	1999	2011	President and CEO, Lakeland Bancorp, Inc. (6/1/99 to 4/2/08); President and CEO, Lakeland Bank (1/1/02 to 4/2/08)	371,281	(b)	1.6%

Mark J. Fredericks Age 47	1994	2011	President of Keil Oil Company, Riverdale, NJ; President of Fredericks Fuel & Heating Service, Oak Ridge, NJ (1/1/02 to present)	412,404	(c)	1.8%

George H. Guptill, Jr. Age 69	1999	2011	Secretary, Lakeland Bancorp, Inc. and Lakeland Bank (6/11/07 to present); Chairman (1/1/04 to present) and President (1/1/90 to 1/1/04), Franklin Mutual Insurance Company, Branchville, NJ; Chairman (1/1/04 to present) and President (1/1/94 to 1/1/04), FMI, Inc., FMI Insurance Company and Fidelity Mohawk Insurance Company, Branchville, NJ	705,633	(d)	3.0%

Janeth C. Hendershot Age 53	2004	2011	Vice President (10/97 to present), Munich Reinsurance America, Inc., Princeton, NJ (reinsurance company); Vice President (3/02 to present), American Alternative Insurance Corporation (insurance company); Vice President (12/02 to present), The Princeton Excess and Surplus Lines Insurance Company (insurance company)	77,522	(e)	.3%

Robert B. Nicholson, III Age 43	2003	2011	President and Chief Executive Officer, Eastern Propane Corporation, Oak Ridge, NJ (1988 to present); President and Chief Executive Officer, Eastern Propane Energy Corporation (1993 to present); General Partner, Eastern Properties, L.P. (1999 to present)	72,936	(f)	.3%

				Shares Beneficially Owned As of April 4, 2008
Name and Age	Director Since	Expiration of Term if Elected	Business Experience	Number of Shares		Percent of Class
Thomas J. Shara Age 50	April 2, 2008	2010	President and CEO, Lakeland Bancorp, Inc. and Lakeland Bank (4/2/08 to present); President and Chief Credit Officer (5/07 to 4/1/08) and Executive Vice President and Senior Commercial Banking Officer (2/06 to 5/07), TD Banknorth, N.A.’s Mid-Atlantic Division; Executive Vice President and Senior Loan Officer, Hudson United Bancorp and Hudson United Bank (prior years to 2/06)	71,245	(g)	.3%

TABLE II

CONTINUING DIRECTORS

				Shares Beneficially Owned As of April 4, 2008
Name and Age	Director Since	Expiration of Term	Business Experience	Number of Shares		Percent of Class
John W. Fredericks Age 71	1989	2010	Chairman, Lakeland Bancorp, Inc. (6/1/99 to present); Chairman, Lakeland Bank (6/1/99 to present); Chairman and Owner (1/1/02 to 11/1/04) and President and Owner (prior years to 1/1/02), Fredericks Fuel and Heating Service, Oak Ridge, NJ	620,311	(h)	2.7%

Robert E. McCracken Age 50	2004	2010	Sole managing member and owner (11/98 to present), REM, LLC (a real estate and investment company), Newton, NJ; owner/manager (1/00 to present), Wood Funeral Home, Branchville, NJ; owner/ manager (10/90 to present), Smith-McCracken Funeral Home, Newton, NJ	125,901	(i)	.5%

				Shares Beneficially Owned As of April 4, 2008
Name and Age	Director Since	Expiration of Term	Business Experience	Number of Shares		Percent of Class

Stephen R. Tilton, Sr. Age 62	2001	2010	Chairman and Chief Executive Officer, Tilton Securities LLC, Upper Montclair, NJ (investment trader) (10/98 to present); Chairman and Chief Executive Officer, Chaumont Holdings, Inc. (real estate holding company) (9/92 to present); Chairman and Chief Executive Officer, Fletcher Holdings, LLC (commercial real estate company) (10/98 to present)	696,187	(j)	3.0%

Paul G. Viall, Jr. Age 61	2004	2010	Vice Chairman (11/18/03 to November 2005), Newton Trust Company; Vice Chairman (11/18/03 to 7/1/04), Newton Financial Corp.; President and Chief Executive Officer (1997 to present), Ridgecrest Holdings LLC, Newton, NJ (venture capital management consulting)	104,995	(k)	.5%

Arthur L. Zande Age 73	1989	2009	Vice Chairman, Lakeland Bancorp, Inc. and Lakeland Bank (6/11/07 to present); Secretary, Lakeland Bancorp, Inc. and Lakeland Bank (3/10/04 to 6/11/07); Retired (1/1/02 to present); Vice President and Treasurer, Lakeland Bancorp, Inc. (6/1/99 to 12/31/01); President and CEO, Lakeland Bank (6/1/99 to 12/31/01)	69,190	(l)	.3%

Mary Ann Deacon Age 56	1995	2009	Secretary/Treasurer of Deacon Homes, Inc. and Deacon Development Corp. (real estate development), Sparta, NJ	255,680	(m)	1.1%

Joseph P. O’Dowd Age 61	1998	2009	President and Owner of O’Dowd Advertising of Montville, NJ (4/14/82 to present); partner of O’Dowd Associates (real estate holding company) (7/1/86 to present) and O’Dowd Realty (7/1/86 to present)	52,311	(n)	.2%

Included in the amounts beneficially owned listed in the tables, the directors of Lakeland held the following interests:

(a)	Includes 46,250 shares held by the Bohuny Family LLC of which Mr. Bohuny is a member; 286 shares held by Mr. Bohuny’s wife; 232 shares held by Mr. Bohuny as custodian for his children; and 5,250 shares issuable upon the exercise of stock options.

(b)	Includes 7,172 shares held jointly by Mr. Bosma and his wife; 19,733 shares held by the Lakeland Bank Employee Profit Sharing Plan of which Mr. Bosma is a trustee; and 246,894 shares issuable upon the exercise of stock options.
(c)	Includes 38,826 shares owned by Mr. Fredericks’ wife; 131,963 shares held by Mark J. Fredericks as custodian for his children; 30,182 shares held by the Keil Oil Employee Profit Sharing Plan; 54,385 shares held by Mark J. Fredericks as Trustee for the Fredericks Fuel and Heating Service Profit Sharing Plan; 20,315 shares held by Fredericks Fuel and Heating Service of which Mark Fredericks is President; and 23,942 shares issuable upon the exercise of stock options.
(d)	Includes 623,549 shares held in the name of the Franklin Mutual Insurance Co., of which Mr. Guptill is Chairman; and 1,785 shares issuable upon the exercise of stock options. Mr. Guptill does not have the power to vote or dispose of the shares held by the Franklin Mutual Insurance Co.
(e)	Includes 36,754 shares issuable upon the exercise of stock options.
(f)	Includes 19,733 shares held by the Lakeland Bank Employee Profit Sharing Plan of which Mr. Nicholson is a trustee; and 28,940 shares issuable upon the exercise of stock options.
(g)	Includes 10,667 shares owned jointly by Mr. Shara and his wife; 578 shares held by a family partnership of which Mr. Shara and his wife are general partners; and 60,000 shares subject to restricted stock awards that have not yet vested. These shares vest in 25% annual increments beginning on December 1, 2009. All of these shares may be voted, unless forfeited.
(h)	Includes 171,982 shares owned by Mr. Fredericks’ wife; and 145,101 shares held in the name of Edward J. Fredericks and John W. Fredericks Trustees U/W Wilbur Fredericks Trust.
(i)	Includes 31 shares owned jointly by Mr. McCracken and his wife; 1,786 shares held as custodian for his children; 61,243 shares held by REM, LLC of which Mr. McCracken is sole managing member; 19,733 shares held by the Lakeland Bank Employee Profit Sharing Plan of which Mr. McCracken is a trustee; and 31,940 shares issuable upon the exercise of stock options.
(j)	Includes 7,838 shares held by Mr. Tilton’s wife; 3,037 shares held by Chaumont Holdings, Inc. of which Mr. Tilton is Chairman and Chief Executive Officer; 34,583 shares held by the Tilton Securities LLC Profit Sharing Plan of which Mr. Tilton is the beneficiary; and 33,502 shares issuable upon the exercise of stock options.
(k)	Includes 57,823 shares owned jointly by Mr. Viall and his wife; 10,419 shares held by Ridgecrest Holdings LLC of which Mr. Viall is President; and 36,754 shares issuable upon the exercise of stock options.
(l)	Includes 3,095 shares held by Mr. Zande’s wife; 19,733 shares held by the Lakeland Bank Employee Profit Sharing Plan of which Mr. Zande is a trustee; and 31,907 shares issuable upon the exercise of stock options.
(m)	Includes 99,176 shares held in the name of the Mary Ann Deacon Limited Partnership; 10,827 shares held in the name of Mary Ann Deacon’s husband; 79,517 shares held in the name of the Philip Deacon Limited Partnership; and 19,733 shares held by the Lakeland Bank Employee Profit Sharing Plan of which Ms. Deacon is a trustee.
(n)	Includes 22,290 shares owned jointly by Mr. O’Dowd and his wife; and 28,277 shares issuable upon the exercise of stock options.

Security Ownership of Management

The following table sets forth information regarding the beneficial ownership of Lakeland’s Common Stock as of April 4, 2008 by (i) the five Named Officers (as defined below under “Executive Compensation”) who are not directors of Lakeland and (ii) all current executive officers and directors of Lakeland as a group. Unless otherwise indicated, each of the named shareholders possesses sole voting and investment power with respect to the shares beneficially owned. For information concerning the beneficial ownership of Lakeland’s Common Stock by directors and nominees for director, see the tables above under “Election of Directors”. Shares covered by stock options are included in the table below only to the extent that such options may be exercised by June 4, 2008.

	Shares Beneficially Owned as of April 4, 2008
Shareholder	Number		Percent
Joseph F. Hurley	75,009	(A)	.3%
Louis E. Luddecke	100,952	(B)	.4%
Robert A. Vandenbergh	120,961	(C)	.5%
Jeffrey J. Buonforte	91,164	(D)	.4%
Steven Schachtel	56,823	(E)	.2%
All current executive officers and directors as a group (20 persons)	4,106,124	(F)	17.0%

(A)	Includes 67,034 shares issuable upon the exercise of stock options. Also includes 4,469 shares subject to restricted stock awards that have not yet vested. These shares vest in four equal annual installments beginning one year after the grant date. All of these shares may be voted, unless forfeited.
(B)	Includes six shares held by Mr. Luddecke’s wife; and 64,637 shares issuable upon the exercise of stock options. Also includes 4,469 shares subject to restricted stock awards that have not yet vested. These shares vest in four equal annual installments beginning one year after the grant date. All of these shares may be voted, unless forfeited.
(C)	Includes 6,090 shares held jointly by Mr. Vandenbergh and his wife; 14,492 shares which have been allocated to Mr. Vandenbergh in the ESOP; and 79,530 shares issuable upon the exercise of stock options. Also includes 5,969 shares subject to restricted stock awards that have not yet vested. These shares vest in four equal annual installments beginning one year after the grant date. All of these shares may be voted, unless forfeited.
(D)	Includes 7,805 shares held jointly by Mr. Buonforte and his wife; and 72,495 shares issuable upon the exercise of stock options. Also includes 4,469 shares subject to restricted stock awards that have not yet vested. These shares vest in four equal annual installments beginning one year after the grant date. All of these shares may be voted, unless forfeited.
(E)	Includes 1,750 shares held jointly by Mr. Schachtel and his wife; 1,050 shares held by his wife; and 47,548 shares issuable upon the exercise of stock options.
(F)	Includes an aggregate of 866,129 shares issuable upon the exercise of stock options; and 14,492 shares which have been allocated under the ESOP.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder require Lakeland’s directors, executive officers and 10% shareholders to file with the SEC certain reports regarding such persons’ ownership of Lakeland’s securities. Lakeland is required to disclose any failures to file such reports on a timely basis. Based solely upon a review of the copies of the forms or information furnished to Lakeland, Lakeland believes that during 2007, all filing requirements applicable to its directors and officers were satisfied on a timely basis, except that Mr. Nicholson failed to file on a timely basis a report disclosing the sale of shares in August 2007. The failure to file on a timely basis was inadvertent, and the filing was made promptly after the failure was noted.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General

During 2006, the SEC substantially revised the disclosures that we are required to make with respect to executive compensation. As part of the SEC’s revised executive compensation discussion requirements, issuers must provide a “Compensation Discussion and Analysis” in which issuers explain the material elements of their compensation of executive officers by describing the following:

•	the objectives of the issuer’s compensation programs;

•	the conduct that the compensation programs are designed to reward;

•	the elements of the compensation program;

•	the rationale for each of the elements of the compensation program;

•	how the issuer determines the amount (and, where applicable, the formula) for each element of the compensation program; and

•	how each element and the issuer’s decisions regarding that element fit into the issuer’s overall compensation objectives and affect decisions regarding other elements of the compensation program.

Our compensation philosophy is dictated by the Compensation Committee of our Board of Directors. The duties and responsibilities of the Compensation Committee, which consists entirely of independent directors of the Board, include the following:

•	Establish the compensation and benefits philosophy and strategy for the Company, in consultation with the chief executive officer;

•	In conjunction with the chief executive officer, determine performance measures and goals for measuring corporate performance as they relate to compensation;

•	Establish compensation awards for the chief executive officer, including salary, bonus, stock awards, and, if applicable, contracts and any supplemental compensation or benefit arrangements;

•

Review and approve compensation programs covering the other executive officers and, considering the recommendation of the chief executive officer, approve individual compensation awards for this group;

•	Evaluate competitive compensation levels for the “Executive Team” based on “peer group” companies;

•	Review overall compensation and benefits’ budget;

•	Review and recommend to the Board implementation or revision of any major compensation or benefit programs; and

•	Review and recommend to the Board all stock option, restricted stock and other equity alternative grants.

Roger Bosma, who was our President and Chief Executive Officer in 2007 and until April 2, 2008, participated in determinations regarding the compensation and design of our benefit programs for all employees, including our other executive officers. However, he did not participate in determining his own compensation.

Our Compensation Objectives and the Focus of Our Compensation Rewards

We believe that an appropriate compensation program should draw a balance between providing rewards to executive officers while at the same time effectively controlling compensation costs. We reward executive officers in order to attract highly qualified individuals, to retain those individuals in a highly competitive marketplace for executive talent and to motivate them to perform in a manner that maximizes our corporate performance.

We view executive compensation as having three key elements:

•	a current cash compensation program consisting of salary and cash bonus incentives;

•	long-term equity incentives reflected in grants of stock options and/or restricted stock awards; and

•	other executive retirement benefits and perquisites.

These programs aim to provide our executives with an overall compensation package that is competitive with peer group institutions, and seek to align individual performance with our long-term business objectives.

We annually review our mix of short term performance incentives versus longer term incentives. We do not have set percentages of short term versus long term incentives. Instead, we look to provide a reasonable balance of those incentives.

We also “benchmark” our compensation programs to a peer group. The Compensation Committee reviews the financial statements and other publicly available data of banking institutions in the tri-state area (New Jersey, New York and Connecticut) on an on-going basis. Asset size is the primary factor we consider in establishing our peer group.

Although we gain considerable knowledge about the competitiveness of our compensation programs through the benchmarking process and by conducting periodic studies, we recognize that each financial institution is unique and that significant differences between institutions in regard to executive compensation practices exist. We believe that the combination of executive compensation programs that we provide fulfills our objectives of providing a competitive level of compensation and benefits in order to attract and retain key executives. We also believe that our incentive programs appropriately reward performance to achieve profitability and growth while at the same time allowing us to maintain controls over our compensation costs.

Our policy for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our Company and our shareholders. We provide cash compensation in the form of base salary to meet competitive salary norms and reward good performance on an annual basis in the form of bonus compensation to reward superior performance as measured against specific short-term goals. We provide non-cash compensation to reward superior performance as measured against specific objectives and long-term strategic goals.

Specific Elements of Our Compensation Program

We have described below the specific elements of our compensation program for executive officers.

Salary. As consolidation continues within the banking industry, we believe that it is important for us to retain a competitive salary structure in order to retain our existing qualified executive officers and maintain a base pay structure consistent with the structures utilized for the compensation of similarly situated executives at similarly sized banking institutions. We maintain salary guidelines for our executive officers as part of a salary pay scale that is reviewed periodically, based upon industry standards. We believe that a key objective of our salary structure is to maintain reasonable “fixed” compensation costs by targeting base salaries at a competitive average, taking into account performance as well as seniority.

As described elsewhere in this proxy statement, during 2007, Mr. Bosma had an employment agreement which provided that he would receive an annual base salary of at least $250,000. Steven Schachtel, President of Lakeland Bank’s Equipment Leasing Division, has an agreement which provides for a base salary of $200,000, plus a bonus based on the performance of the Division. Mr. Bosma’s agreement contained change in control provisions. Mr. Schachtel and the other executive officers named in the summary compensation table have change in control provisions in their respective agreements which are described elsewhere in this proxy statement.

The Company will be entering into an employment agreement with Thomas J. Shara, who joined the Company as President and Chief Executive Officer of the Company and Lakeland Bank on April 2, 2008, upon Mr. Bosma’s retirement from those positions. See “Employment Agreements and Other Arrangements with Executive Officers” for a description of Mr. Shara’s compensation arrangements.

Bonus. Bonuses are designed to motivate executives by rewarding performance. The Compensation Committee made recommendations to the Board of Directors with respect to Mr. Bosma’s annual bonus. In determining its recommendation for 2007, the Compensation Committee considered the Company’s financial performance, including return on assets, return on equity, the efficiency ratio and earnings per share. We also considered Mr. Bosma’s leadership qualities in guiding the Company to achieve these results, and his efforts to control costs.

Mr. Bosma made a recommendation to the Compensation Committee with respect to the annual bonus of the other executive officers, based on their respective contributions to the performance of the areas for which they are responsible. Mr. Schachtel is eligible to receive a bonus (also called a commission) in accordance with his written agreement with the Company. For a description of this bonus plan, see “Employment Agreements and Other Arrangements with Executive Officers.”

Long-Term Incentive Compensation. We provide long-term incentives to our executive officers through our 2000 Equity Compensation Program, as amended. We refer to this as our Stock Option Plan. Our Stock Option Plan permits the grant of stock options and restricted stock awards. Stock options previously have been granted to our executive officers at an exercise price equal to the then current market price of our Common Stock. Options and restricted stock awards under the Stock Option Plan are granted on a discretionary basis taking into account the Company’s financial performance, including the financial measures described above under “Bonus,” and each executive’s contribution to such performance. All of the executive officers in the summary compensation table received restricted stock awards in 2007, based on their contributions to the Company, except for Mr. Bosma and Mr. Schachtel. The Compensation Committee thought this was appropriate with respect to Mr. Bosma because of Mr. Bosma’s anticipated retirement in 2008 and because all of his previously granted unvested restricted stock awards were accelerated by the Board on December 12, 2007. With respect to Mr. Schachtel, the Compensation Committee thought this was appropriate based on the cash bonus Mr. Schachtel earned in 2007 pursuant to his agreement with the Company.

Other Elements of Compensation for Executive Officers. In order to attract and retain qualified executives, we provide executives with a variety of benefits and perquisites, consisting primarily of retirement benefits through our 401(k) and various retirement plans, executive life insurance, and the use of automobiles. Details of the values of these benefits and perquisites may be found in the footnotes and narratives to the summary compensation table. In 2003, the Company and Lakeland Bank entered into a Supplemental Executive Retirement Plan Agreement with Mr. Bosma, which provides that he will receive an annual retirement benefit of $150,000 a year for a 15 year period when he reaches the age of 65. Mr. Bosma will begin receiving this payment in connection with his retirement as CEO of the Company and Lakeland Bank in April 2008. The Company also makes contributions to the Lakeland Bank Profit Sharing Plan on behalf of executive officers, as well as all other employees. The Board of Directors authorized a total contribution to the Lakeland Bank Profit Sharing Plan of $675,000 in 2007.

Employment Agreements.

In August 2006, we entered into an agreement with Steven Schachtel, the president of Lakeland Bank’s Equipment Leasing Division. The terms of this agreement and our agreements with the other executives named in the summary compensation table are described later in this proxy statement. See “Employment Agreements and Other Arrangements with Executive Officers.”

Compliance with Sections 162(m) and 409A of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. Certain performance-based compensation that has been approved by our shareholders is not subject to this limitation. As a result, stock options granted under our Stock Option Plan are not subject to the limitations of Section 162(m). However, restricted stock awards under our Stock Option Plan generally will not be treated as performance-based compensation. Restricted stock award grants made to date under the Stock Option Plan have not been at levels that, together with other compensation, approached the $1,000,000 limit. Also, since we retain discretion over cash bonuses, those bonuses also will not qualify for the exemption for performance-based compensation. Since Mr. Schachtel’s total compensation for 2007 exceeded $1,000,000, $178,867 (the excess over $1,000,000) will not be deductible by the Company for tax purposes. See the “Summary Compensation Table”.

It is also our intention to maintain our executive compensation arrangements in conformity with the requirements of Section 409A of the Internal Revenue Code, which imposes certain restrictions on deferred compensation arrangements. We are in the process of reviewing and modifying, as necessary, our deferred compensation arrangements since the enactment of Section 409A in 2004 in order to remain compliant with guidance issued by the Internal Revenue Service under Section 409A.

Summary of Cash and Certain Other Compensation

The following table sets forth, for the year ended December 31, 2007, a summary of the compensation earned by Roger Bosma, who served as our Chief Executive Officer until April 2, 2008, our Chief Financial Officer and our four other most highly compensated executive officers. We refer to the executive officers named in this table as the “Named Officers.” We have included six executive officers as our Named Officers since the difference in total compensation for Mr. Luddecke and Mr. Buonforte was nominal. No stock options were granted to the Named Officers in 2007 and the Named Officers did not receive any compensation from non-equity incentive plans with respect to performance during 2007. The amounts in the bonus column for 2007 represent bonuses earned in 2007 and paid in 2008. (Bonuses that were paid in 2007 for 2006 performance, which were included in our compensation table in last year’s proxy statement and are disclosed again here in accordance with SEC rules, are included in the 2006 bonus amounts.)

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Roger Bosma, President and Chief Executive Officer of Lakeland Bancorp and Lakeland Bank	2007 2006	500,000 490,000	135,000 150,000	— 146,500	4,793 4,095	96,227 91,493	736,020 882,088

Joseph F. Hurley, Executive Vice President and Chief Financial Officer of Lakeland Bancorp	2007 2006	229,000 218,000	41,500 45,000	29,775 36,625	— —	27,928 24,336	328,203 323,961

Robert A. Vandenbergh, Senior Executive Vice President and Chief Lending Officer of Lakeland Bancorp	2007 2006	250,000 218,000	40,000 45,000	47,640 36,625	— —	52,955 44,890	390,595 344,515

Steven Schachtel, President of Lakeland Bank Equipment Leasing Division	2007 2006	200,000 200,000	957,900 427,500	— —	— —	20,967 22,395	1,178,867 649,895

Louis E. Luddecke, Executive Vice President and Chief Operations Officer of Lakeland Bancorp	2007 2006	195,000 185,000	37,000 40,000	29,775 36,625	— —	27,380 27,227	289,155 288,852

Jeffrey J. Buonforte, Executive Vice President and Chief Retail Officer of Lakeland Bancorp	2007 2006	195,000 185,000	37,000 40,000	29,775 36,625	— —	27,165 27,042	288,940 288,667

In the table above:

•	approximately $4,447 of Mr. Luddecke’s 2007 salary was paid by New Jersey state disability insurance and the rest was paid by Lakeland;

•	see “Employment Agreements and Other Arrangements with Executive Officers” for a description of how Mr. Schachtel’s bonus was determined;

•

when we refer to “stock awards”, we are referring to the dollar amount recognized by us for financial statement purposes in accordance with FAS 123R, an accounting pronouncement which governs the manner in which we account for equity based compensation; in calculating such dollar amounts, we have made the assumptions described in Note 13 of the Notes to our Consolidated Financial Statements for the year ended December 31, 2007;

•

in calculating the “stock awards”, we have disregarded any estimate of forfeitures relating to service-based vesting conditions; for 2007, for all grantees of stock awards under our plans, forfeitures amounted to $0; and

•

when we refer to “Change in Pension Value and Nonqualified Deferred Compensation Earnings”, we are referring to the aggregate change in the present value of Roger Bosma’s accumulated benefit under our Directors’ Deferred Compensation Plan from the measurement date used for preparing our 2006 year-end financial statements to the measurement date used for preparing our 2007 year-end financial statements. There were no above-market earnings on such deferred compensation in 2007. For a description of the Directors’ Deferred Compensation Plan, see “Directors Compensation”.

•	“all other compensation” for 2007 includes the following:

•

for Mr. Bosma, $55,900 for attending meetings of the Company and Lakeland Bank, $6,801 for the use of an automobile, $2,380 for a tax gross-up for use of such automobile, $6,096 for premiums for group term life insurance for Mr. Bosma’s benefit, $9,500 for membership in a country club approved by the Board, $4,000 for cash dividends paid on restricted stock and $11,549 for the annual contribution to Lakeland’s profit sharing plan on behalf of Mr. Bosma;

•

for Mr. Hurley, $6,143 for the use of an automobile, $2,150 for a tax gross-up for use of such automobile, $2,064 for premiums for group term life insurance for Mr. Hurley’s benefit, $1,000 for cash dividends paid on restricted stock, $11,171 for the annual contribution to Lakeland’s profit sharing plan on behalf of Mr. Hurley and a contribution of $5,400 to the Company’s 401(k) Plan on behalf of Mr. Hurley to match a pre-tax elective deferral contribution (included under “Salary”) made by Mr. Hurley to that Plan;

•

for Mr. Vandenbergh, $8,098 for the use of an automobile, $2,834 for a tax gross-up for use of such automobile, $3,002 for premiums for group term life insurance for Mr. Vandenbergh’s benefit, $1,000 for cash dividends paid on restricted stock, $11,418 for the annual contribution to Lakeland’s profit sharing plan on behalf of Mr. Vandenbergh, a contribution of $5,400 to the Company’s 401(k) Plan on behalf of Mr. Vandenbergh to match a pre-tax elective deferral contribution (included under “Salary”) made by Mr. Vandenbergh to that Plan, and $21,203, representing the aggregate earnings in 2007 under a salary continuation agreement for Mr. Vandenbergh (of which $14,510 was used to pay the premium for additional life insurance for Mr. Vandenbergh) (see “Deferred Compensation” below);

•

for Mr. Schachtel, $2,254 for the use of an automobile, $789 for a tax gross-up for use of such automobile, $966 for premiums for group term life insurance for Mr. Schachtel’s benefit, $11,559 for the annual contribution to Lakeland’s profit sharing plan on behalf of Mr. Schachtel and a contribution of $5,400 to the Company’s 401(k) Plan on behalf of Mr. Schachtel to match a pre-tax elective deferral contribution (included under “Salary”) made by Mr. Schachtel to that Plan;

•

for Mr. Luddecke, $5,245 for the use of an automobile, $1,836 for a tax gross-up for use of such automobile, $2,693 for premiums for group term life insurance for Mr. Luddecke’s benefit, $1,000 for cash dividends paid on restricted stock, $11,206 for the annual contribution to Lakeland’s profit sharing plan on behalf of Mr. Luddecke and a contribution of $5,400 to the Company’s 401(k) Plan on behalf of Mr. Luddecke to match a pre-tax elective deferral contribution (included under “Salary”) made by Mr. Luddecke to that Plan; and

•

for Mr. Buonforte, $5,807 for the use of an automobile, $2,032 for a tax gross-up for use of such automobile, $1,754 for premiums for group term life insurance for Mr. Buonforte’s benefit, $1,000 for cash dividends paid on restricted stock, $11,171 for the annual contribution to Lakeland’s profit sharing plan on behalf of Mr. Buonforte and a contribution of $5,400 to the Company’s 401(k) Plan on behalf of Mr. Buonforte to match a pre-tax elective deferral contribution (included under “Salary”) made by Mr. Buonforte to that Plan.

The Company has a Profit Sharing Plan for all eligible employees. The Company’s annual contribution to the plan is determined by its Board of Directors. Annual contributions are allocated to participants on a point basis for years of service and salary, with accumulated benefits payable at retirement, or, at the discretion of the plan committee, upon termination of employment. Contributions made by the Company on behalf of the Named Officers are included in the table above under “All Other Compensation”.

Grant of Plan Based Awards

During 2007, our Named Officers did not receive any stock options or any awards under any non-equity incentive plan.

The following table sets forth, for each of the Named Officers, information regarding restricted stock awards that we granted to each Named Officer in 2007 under our 2000 Equity Compensation Program, as amended, which is our only equity incentive plan. During 2007, our Named Officers did not receive stock awards under any other award plans.

Name(a)	Grant Date(b)	All other Stock Awards: Number of Shares of Stock or Units (#)(i)	Grant Date Fair Value of Stock and Option Awards (l)($)
Roger Bosma	—	—	—
Joseph F. Hurley	12/12/07	2,500	29,775
Robert A. Vandenbergh	12/12/07	4,000	47,640
Steven Schachtel	—	—	—
Louis E. Luddecke	12/12/07	2,500	29,775
Jeffrey J. Buonforte	12/12/07	2,500	29,775

In the table above, we are disclosing:

•

in column (i), the restricted stock awards granted to the Named Officers on December 12, 2007. The shares of restricted stock vest in four equal annual installments beginning one year after the date of grant. All restrictions on the restricted stock awards lapse upon a change in control. Dividends are paid on the restricted stock, unless the shares are forfeited; and

•	in column (l), the fair value of each stock award, calculated as of the applicable grant date in accordance with FAS 123R.

Outstanding Equity Awards at December 31, 2007

The following table sets forth, for each of the Named Officers, information regarding option awards and stock awards outstanding at December 31, 2007. As of that date, all stock options held by the Named Officers were exercisable. The vesting dates applicable to each stock award that was not vested on December 31, 2007 are described following the table. At December 31, 2007, the Named Officers did not hold any other equity awards.

	Option Awards			Stock Awards
Name(a)	Number of Securities Underlying Unexercised Options (#) Exercisable(b)	Option Exercise Price($)(e)	Option Expiration Date(f)	Number of Shares or Units of Stock That Have Not Vested(#)(g)	Market Value of Shares or Units of Stock That Have Not Vested($)(h)
Roger Bosma	51,051 48,620 46,305 46,305 49,613	13.16 15.38 13.38 14.87 14.23	12/12/2011 12/10/2012 12/09/2013 12/07/2014 12/13/2015	—	—

Joseph F. Hurley	7,939 12,763 12,155 11,576 11,576 11,025	7.65 13.16 15.38 13.38 14.87 14.23	12/13/2010 12/12/2011 12/10/2012 12/09/2013 12/07/2014 12/13/2015	4,469	51,796

Robert A. Vandenbergh	7,035 13,400 12,763 12,155 11,576 11,576 11,025	6.67 7.65 13.16 15.38 13.38 14.87 14.23	02/08/2010 12/13/2010 12/12/2011 12/10/2012 12/09/2013 12/07/2014 12/13/2015	5,969	69,181

Steven Schachtel	6,700 6,381 6,078 5,788 11,576 11,025	7.65 13.16 15.38 13.38 14.87 14.23	12/13/2010 12/12/2011 12/10/2012 12/09/2013 12/07/2014 12/13/2015	—	—

Louis E. Luddecke	5,542 12,763 12,155 11,576 11,576 11,025	7.65 13.16 15.38 13.38 14.87 14.23	12/13/2010 12/12/2011 12/10/2012 12/09/2013 12/07/2014 12/13/2015	4,469	51,796

Jeffrey J. Buonforte	13,400 12,763 12,155 11,576 11,576 11,025	7.65 13.16 15.38 13.38 14.87 14.23	12/13/2010 12/12/2011 12/10/2012 12/09/2013 12/07/2014 12/13/2015	4,469	51,796

In the table above, we are disclosing:

•	in column (b), the number of shares of our Common Stock underlying unexercised stock options that were exercisable as of December 31, 2007;

•	in columns (e) and (f), respectively, the exercise price and expiration date for each stock option that was outstanding as of December 31, 2007;

•	in column (g), the number of shares of our Common Stock covered by stock awards that were not vested as of December 31, 2007; and

•	in column (h), the aggregate market value as of December 31, 2007 of the stock awards referenced in column (g).

In calculating the market values of restricted stock in the table above, we have multiplied the closing market price of our Common Stock on the last trading day in 2007, which was $11.59, by the applicable number of shares of Common Stock underlying the Named Officers’ stock awards. The stock awards included in the table above were granted on December 13, 2006 and December 12, 2007, and vest in four equal annual installments beginning one year after the grant date. On December 12, 2007, the Board of Directors accelerated the vesting of all of Mr. Bosma’s unvested restricted stock awards.

Options Exercised and Stock Awards Vested

The following table sets forth, for each of the Named Officers, information regarding stock options exercised during 2007 and stock awards vested during 2007. The phrase “value realized on exercise” represents the number of shares of Common Stock set forth in column (b) multiplied by the difference between the market price of our Common Stock on the date of exercise and the Named Officer’s exercise price. Similarly, the phrase “value realized on vesting” represents the number of shares of Common Stock set forth in column (d) multiplied by the market price of our Common Stock on the date on which the Named Officer’s stock award vested.

	Option Awards		Stock Awards
Name(a)	Number of Shares Acquired on Exercise(#)(b)	Value Realized on Exercise ($)(c)	Number of Shares Acquired on Vesting(#)(d)	Value Realized on Vesting($)(e)
Roger Bosma	—	—	10,500	123,165
Joseph F. Hurley	—	—	656	7,695
Robert A. Vandenbergh	—	—	656	7,695
Steven Schachtel	—	—	—	—
Louis E. Luddecke	—	—	656	7,695
Jeffrey J. Buonforte	—	—	656	7,695

Pension Plans

The following table sets forth, for each of the Named Officers, information regarding the benefits payable under each of our plans that provides for payments or other benefits at, following, or in connection with such Named Officer’s retirement. In accordance with the SEC’s rules, the following table does not provide information regarding tax-qualified defined contribution plans or nonqualified defined contribution plans.

Name(a)	Plan Name(b)	Number of Years of Credited Service(#)(c)	Present Value of Accumulated Benefit($)(d)	Payments During Last Fiscal Year($)(e)
Roger Bosma	Supplemental Executive Retirement Plan	Not Applicable	1,398,812	—
Roger Bosma	Directors’ Deferred Compensation Plan	8.59	28,797	—
Joseph F. Hurley	—	—	—	—
Robert A. Vandenbergh	—	—	—	—
Steven Schachtel	—	—	—	—
Louis E. Luddecke	—	—	—	—
Jeffrey J. Buonforte	—	—	—	—

In the table above:

•

when we use the phrase “present value of accumulated benefit”, we are referring to the actuarial present value of the Named Officer’s accumulated benefits under the Supplemental Executive Retirement Plan and the Directors’ Deferred Compensation Plan, calculated as of December 31, 2007; and

•

column (e) refers to the dollar amount of payments and benefits actually paid or otherwise provided to the Named Officer during 2007 under our pension plans. As noted in the above table, no amounts were paid to the Named Officers during 2007.

In 2003, the Company and Lakeland Bank entered into a Supplemental Executive Retirement Plan Agreement with Mr. Bosma, our Chief Executive Officer, which provides that he will receive an annual retirement benefit of $150,000 a year, payable in monthly installments of $12,500 each for a 15-year period, when he reaches the age of 65. Mr. Bosma is entitled to these payments if (a) he terminates employment after reaching age 65, (b) prior to a change in control (as defined in the agreement), he resigns for good reason (as defined in the agreement), his employment is terminated due to disability or his employment is terminated by the Company without cause, or (c) he is employed at the time of a change in control. In addition, if Mr. Bosma’s employment with Lakeland terminates due to death, the agreement obligates the Company to pay his beneficiary the same sum of $150,000, in monthly installments of $12,500 each for a 15-year period, commencing after his death. The Company intends to fund its obligations under this agreement with the cash surrender value of life insurance policies purchased by the Company in 2003 covering certain executive officers, including Mr. Bosma. The agreement was amended in December 2006 to comply with Section 409A of the Internal Revenue Code. Mr. Bosma will begin receiving this payment in connection with his retirement as CEO of the Company and Lakeland Bank in April 2008. For a description of the Directors’ Deferred Compensation Plan, see “Directors Compensation”.

Deferred Compensation

The following table sets forth, for each of the Named Officers, information regarding each defined contribution plan that we maintain and each other plan that we maintain that provides for the deferral of compensation on a basis that is not tax-qualified.

Name(a)	Executive Contributions in 2007($)(b)	Registrant Contributions in 2007($)(c)	Aggregate Earnings in 2007($)(d)	Aggregate Withdrawals/ Distributions($)(e)	Aggregate Balance at December 31, 2007($)(f)
Roger Bosma	—	—	—	—	—
Joseph F. Hurley	—	—	—	—	—
Robert A. Vandenbergh	—	—	21,203	14,510	287,664
Steven Schachtel	—	—	—	—	—
Louis E. Luddecke	—	—	—	—	—
Jeffrey J. Buonforte	—	—	—	—	—

In the table above:

•	when we refer to the term “earnings”, we are referring to the aggregate interest or other earnings accrued to the Named Officer’s account during 2007;

•

the amount included in column (d) of this table is also included under the column “All Other Compensation” in the Summary Compensation Table set forth above (the amount in column (e) was paid out of the amount set forth in column (d)); and

•	the amount included in column (f) of this table was not included in our Summary Compensation Table in any prior year’s proxy statement.

The National Bank of Sussex County (“NBSC”) entered into a salary continuation agreement during 1996 with Mr. Vandenbergh, its president, which entitled him to certain payments upon his retirement. As part of the merger of the Company and NBSC’s parent (High Point Financial Corp.) in July 1999, the Company placed in trust amounts equal to the present value of the amounts that would be owed to Mr. Vandenbergh in his retirement. This amount was $381,000. The earnings for 2007 were $21,203 and the aggregate balance of the trust at December 31, 2007 was $287,664. We have no further obligation to pay additional amounts pursuant to this agreement. The $14,510 withdrawn in 2007 was used to pay the premium for additional life insurance for Mr. Vandenbergh.

NBSC also provided Mr. Vandenbergh with a split dollar life insurance death benefit, pursuant to which his beneficiary will receive an amount equal to three times his last salary. The one time premium for such insurance was paid prior to 2007.

Employment Agreements and Other Arrangements with Executive Officers

Thomas J. Shara joined the Company as President and Chief Executive Officer of Lakeland and Lakeland Bank on April 2, 2008, in connection with the retirement of Roger Bosma from these positions. Mr. Shara will enter into a three year employment agreement with the Company and Lakeland Bank, which will provide for a base salary of $400,000 per year. The agreement will automatically renew unless terminated in advance by either party. Mr. Shara will be entitled to participate in the executive bonus program as approved annually by the Company’s Board.

Upon joining the Company, Mr. Shara received a restricted stock award covering 60,000 shares, which will vest in 25% annual increments beginning on December 1, 2009. He will also receive annual restricted stock awards equal in dollar value to 50% of the amount of the cash bonus he receives. These restricted stock awards will vest in 25% annual increments beginning one year after each grant date.

Mr. Shara will also receive a SERP benefit which will provide him (or upon his death, his wife) with $150,000 per year for 15 years upon his reaching age 65. His employment agreement will also provide that upon Mr. Shara’s termination of employment or significant reduction in duties after a change in control of the Company, he will receive a payment equal to three times the sum of his base salary plus the amount of the cash bonus he received for the most recent fiscal year.

Lakeland and Lakeland Bank entered into an employment agreement (the “Employment Agreement”) with Mr. Bosma as of January 1, 2000 under which he served as the President and Chief Executive Officer of Lakeland. The initial term of the Employment Agreement was three years, and was automatically renewable for one year on each anniversary date unless a majority of the directors of Lakeland voted not to extend the term. The Board determined in December 2004 that the term of Mr. Bosma’s employment agreement would not be extended past December 31, 2007. The Employment Agreement provided that Mr. Bosma would receive an annual base salary of at least $250,000. Mr. Bosma was also entitled to use of a Lakeland Bank-supplied automobile, Lakeland Bank paid membership in a country club approved by the Board and supplemental life insurance equal to two times base salary. If Mr. Bosma’s employment were terminated by Lakeland other than for cause (as defined in the Employment Agreement), and a change in control (as defined in the Employment Agreement) had not occurred, he would receive his then current base salary, an annual bonus equal to the average annual bonus paid to him during the three most recent fiscal years preceding his termination, and applicable perquisites and benefits for the balance of the term. The Employment Agreement contained confidentiality and non-compete covenants from Mr. Bosma in favor of Lakeland. As noted above, Mr. Bosma’s Employment Agreement terminated on December 31, 2007. Mr. Bosma continued to serve as an employee at will until his retirement on April 2, 2008. During 2008, Lakeland paid Mr. Bosma a salary at the annual rate of $525,000 and provided him with the same benefits as he received on December 31, 2007.

In the event of a change in control, the term of the Employment Agreement would have become fixed for a period of three years from the date of such event. During such period, Mr. Bosma would be employed as President and Chief Executive Officer of Lakeland and would be entitled to a base salary of no less than the salary in effect as of the change in control, an annual bonus equal to the average annual bonus paid to him during the three most recent fiscal years prior to the change in control, and continuation of other benefits and perquisites in effect as of the change in control. If following a change in control, Mr. Bosma’s employment were terminated without cause, or he resigned within 90 days for good reason (as defined in the Employment Agreement) or after such 90 day period for any reason, he would be entitled to continued life and health insurance benefits for three years and a lump sum cash payment equal to three times the sum of his pre-change in control salary and the average annual bonus paid him during the three most recent fiscal years prior to the change in control. To the extent that the amount payable to Mr. Bosma on account of a change in control were subject to an excise tax under Section 4999 of the Code, Mr. Bosma would also receive an additional payment equal to 10% of such amount; provided, however, that if the net amount retained by Mr. Bosma after payment of such excise tax were less than the maximum amount which could be paid to him without triggering the excise tax, then the amount and benefits otherwise payable or to be provided to Mr. Bosma would be reduced to such maximum amount. For purposes of the Employment Agreement, the term “change in control” had the same meaning as under Lakeland’s Stock Option Plan.

Lakeland and Lakeland Bank also entered into agreements, dated March, 2001 and as amended by agreements dated March 10, 2003, with each of Messrs. Hurley, Vandenbergh, Luddecke and Buonforte (each, an “Executive”) providing for certain terms and conditions of their employment in the event of a change in control (each a “Change in Control Agreement”). Under such Change in Control Agreements, the term of each Executive’s employment becomes fixed for a period (the “contract period”) ending on the earlier of the Executive’s death, attainment of age 65, or the second anniversary of the date of such change in control. During the contract period, each Executive is to be employed in the same position as held by him immediately prior to such event, and is entitled to base salary equal to the annual salary in effect immediately prior to the change in control and bonus equal to the highest annual bonus paid during the three most recent fiscal years prior to the change in control. In addition, during the contract period, each Executive is entitled to certain other benefits and perquisites as in effect as of the change in control. If during the contract period, an Executive’s employment is terminated without “cause”, or he resigns for “good reason” (each as defined in the Change in Control Agreement), he will be entitled to continued life and health insurance benefits for the balance of the contract period and a lump sum cash payment equal to two times the sum of his highest salary and bonus paid to him during any of the three most recent calendar years prior to the change in control. For purposes of each Change in Control Agreement, the term “change in control” has the same meaning as under the Stock Option Plan. Each Change in Control Agreement contains confidentiality and non-compete covenants in favor of Lakeland.

On August 2, 2006, Lakeland and Lakeland Bank entered into an agreement with Steven Schachtel, the President of Lakeland Bank’s Equipment Leasing Division (the “Division”). The agreement provides for the continued employment of Mr. Schachtel as President of the Division at an initial base salary of $200,000. Mr. Schachtel is also entitled to earn an annual bonus (also referred to as a commission) based on the “Net Income After Taxes of the Division” for the most recently completed fiscal year. The “Net Income After Taxes of the Division” is defined as net income of the entire Division, after taxes, and after deducting salary, commissions and the federal and state taxes on such salary and commissions, for the entire Division. No commission is payable to Mr. Schachtel on the first $1,000,000 of Net Income After Taxes of the Division. With respect to the amount, if any, of Net Income After Taxes of the Division in excess of $1,000,000 (the amount of the excess over $1,000,000 is referred to as the “Excess”), Lakeland will retain 70% of such Excess and an amount equal to 30% of such Excess will be paid to Mr. Schachtel as a commission. There is a cap of $1,000,000 on the amount of the commission that Mr. Schachtel can earn for any one fiscal year. Any commission amounts that Mr. Schachtel would have been entitled to receive but for the preceding sentence will not be carried over into the next year and Mr. Schachtel will have no rights to any amounts in excess of the $1,000,000 annual cap. Mr. Schachtel is not guaranteed any commission.

After a change in control, Mr. Schachtel’s employment becomes fixed for a period (the “contract period”) ending on the earlier of his death, attainment of age 65, or the third anniversary of the date of such event. During the contract period, he is to be employed in the same position as held by him immediately prior to such event, and is entitled to base salary equal to the annual salary in effect immediately prior to the change in control. During the contract period, he will continue to participate in any commission/bonus plan in which he participated immediately prior to the change in control, and will be entitled to certain other benefits and perquisites as in effect as of the change in control.

If Mr. Schachtel’s employment is terminated without cause or he resigns with good reason (each as defined in his agreement), in either case after a change in control has occurred, he will be entitled to receive a lump sum payment equal to two times the highest annual salary paid to him during any of the three years prior to the change in control and to continued life and health insurance benefits for the balance of the contract period.

Had each of the Named Officers terminated employment as of December 31, 2007 in connection with a change in control, either through a termination by the Company (or a successor entity) without cause or by the executive for good reason (as defined in the agreements described above), the estimated amounts that each Named Officer would have been entitled to receive under their respective agreements are as follows: for Mr. Bosma: $2,015,000; for Mr. Hurley: $568,000; for Mr. Vandenbergh: $600,000; for Mr. Schachtel: $440,000; for Mr. Luddecke: $476,000; and for Mr. Buonforte: $491,000.

As described above under “Deferred Compensation”, during 1996, High Point Financial Corp.’s subsidiary bank entered into a salary continuation agreement with Mr. Vandenbergh, which entitles him to certain payments upon his retirement. As part of the Lakeland/High Point merger, Lakeland placed in trust an amount equal to the present value of the amount that would be owed to Mr. Vandenbergh upon his retirement. This amount was $381,000. At December 31, 2007, the aggregate amount in the trust was $287,664. Lakeland has no further obligation to pay additional amounts pursuant to this agreement.

See “Pension Plans” for a description of Mr. Bosma’s Supplemental Executive Retirement Plan Agreement.

Board Independence; Committees

Since the adoption of the Sarbanes-Oxley Act in July 2002, there has been a growing public and regulatory focus on the independence of directors. NASDAQ adopted amendments to its definition of independence. Additional requirements relating to independence are imposed by the Sarbanes-Oxley Act with respect to members of the Audit Committee. As noted below, the Board has determined that the members of the Audit Committee satisfy all such definitions of independence. The Board has also determined that the following members of the Board satisfy the NASDAQ definition of independence: Mary Ann Deacon, George H. Guptill, Jr., Janeth C. Hendershot, Robert E. McCracken, Robert B. Nicholson, III, Joseph P. O’Dowd, Stephen R. Tilton, Sr., Paul G. Viall, Jr. and Arthur L. Zande. In March 2007, the Board of Directors created a new position of presiding director, whose primary responsibility is to preside over periodic sessions of the Board of Directors in which management directors do not participate. Mary Ann Deacon was appointed as the first presiding director.

During 2007, Lakeland’s Board of Directors held 14 meetings. Lakeland’s Board of Directors also maintains several Board committees.

The Audit Committee, consisting of George H. Guptill, Jr. (Chairperson), Joseph P. O’Dowd and Stephen R. Tilton, Sr., is responsible for reviewing the reports submitted by Lakeland’s independent registered public accounting firm and internal auditor and for reporting to the Board on significant audit and accounting principles, policies, and practices related to Lakeland. The Audit Committee met four times in 2007.

Lakeland is required to disclose whether the Board of Directors has determined that a member of the Audit Committee is an “audit committee financial expert”, as that term is defined in rules adopted by the SEC, and, if not, why not. Lakeland’s Board has not determined that any of the members of the audit committee is an audit committee financial expert. The Board has determined, however, that each member of the audit committee has sufficient knowledge in financial and auditing matters to serve on the audit committee. The Board does not believe that it is necessary to search for any outside person who meets the definition of audit committee financial expert to serve on the Board and the audit committee. The audit committee has the authority to hire outside experts and consultants as it deems appropriate in carrying out its responsibilities.

The Nominating and Corporate Governance Committee consists of Robert McCracken (Chairperson), George Guptill, Jr., Joseph P. O’Dowd and Robert B. Nicholson III. This committee is responsible for interviewing potential candidates for election to the Board and for nominating individuals each year for election to the Board. In addition, this committee is responsible for developing, recommending to the Board and reviewing annually the Board’s Corporate Governance Guidelines, including the Code of Ethics. This committee met three times in 2007.

The Compensation Committee, consisting of Paul G. Viall, Jr. (Chairperson), Mary Ann Deacon, Janeth Hendershot and Robert McCracken, makes recommendations to the Board concerning compensation for Lakeland’s executive officers and directors. The Compensation Committee met five times in 2007. While the Compensation Committee may make recommendations to the full Board concerning the grant of stock options and restricted stock awards under the Stock Option Plan, the Compensation Committee does not administer the Stock Option Plan, which is administered by the full Board.

Directors Compensation

The following table sets forth certain information regarding the compensation we paid to each individual who served as a director of Lakeland during 2007, other than Roger Bosma. None of our directors received option awards or stock awards during 2007 or any compensation under any non-equity incentive plan, except for Bruce D. Bohuny, who received a stock option grant in connection with his appointment to the Board. In accordance with our policies concerning the retirement of directors, Mr. Lubertazzi retired as a director of Lakeland and Lakeland Bank effective January 31, 2007 and Bruce G. Bohuny retired as a director of Lakeland and Lakeland Bank effective May 3, 2007. Bruce D. Bohuny was appointed a director of Lakeland and Lakeland Bank on July 11, 2007.

Name	Fees Earned or Paid in Cash($)	Option Awards($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)	All Other Compensation($)	Total($)
Bruce D. Bohuny	38,050	21,395	435	—	59,880
Bruce G. Bohuny	20,942	—	—	35,000	55,942
Mary Ann Deacon	83,225	—	3,133	—	86,358
John W. Fredericks	64,650	—	4,786	90,000	159,436
Mark J. Fredericks	76,650	—	2,106	—	78,756
George H. Guptill, Jr.	54,550	—	5,521	—	60,071
Janeth C. Hendershot	51,650	—	1,581	—	53,231
Paul P. Lubertazzi	6,766	—	—	1,200	7,966
Robert E. McCracken	49,050	—	1,498	—	50,548
Robert B. Nicholson, III	74,650	—	1,345	—	75,995
Joseph P. O’Dowd	81,050	—	3,427	—	84,477
Stephen R. Tilton, Sr.	81,550	—	3,499	—	85,049
Paul G. Viall, Jr.	65,483	—	2,520	—	68,003
Arthur L. Zande	82,400	—	6,196	—	88,596

In the table above:

•

when we refer to “Fees Earned or Paid in Cash”, we are referring to all cash fees that we paid or were accrued in 2007, including annual retainer fees, Lakeland and Lakeland Bank committee and/or chairmanship fees and meeting fees;

•

when we refer to “option awards”, we are referring to the dollar amount recognized by us for financial statement purposes in accordance with FAS 123R, an accounting pronouncement which governs the manner in which we account for equity based compensation; in calculating such dollar amounts, we have made the assumptions described in Note 13 of the Notes to our Consolidated Financial Statements for the year ended December 31, 2007;

•

in calculating the “option awards”, we have disregarded any estimate of forfeitures relating to service-based vesting conditions; for 2007, for all grantees of option awards under our plans, forfeitures amounted to $0;

•

the aggregate number of option awards outstanding for each director other than Roger Bosma at December 31, 2007 were: for Mr. Bruce D. Bohuny, 26,250 shares; for Mr. Bruce G. Bohuny, who retired on May 3, 2007, 0 shares; for Ms. Deacon, 0 shares; for Mr. John Fredericks, 0 shares; for Mr. Mark Fredericks, 23,942 shares; for Mr. Guptill, 1,785 shares; for Ms. Hendershot, 36,754 shares; for Mr. Lubertazzi, who retired on January 31, 2007, 0 shares; for Mr. McCracken, 32,847 shares; for Mr. Tilton, 33,502 shares; for Mr. Nicholson, 28,940 shares; for Mr. O’Dowd, 28,677 shares; for Mr. Viall, 36,754 shares; and for Mr. Zande, 31,907 shares;

•

when we refer to “Change in Pension Value and Nonqualified Deferred Compensation Earnings”, we are referring to the aggregate change in the present value of each director’s accumulated benefit under all defined benefit and actuarial plans from the measurement date used for preparing our 2006 year-end financial statements to the measurement date used for preparing our 2007 year-end financial statements. Our Directors’ Deferred Compensation Plan is our only defined benefit and actuarial plan in which directors participate. There were no above-market earnings on such deferred compensation in 2007;

•

“all other compensation” includes for Mr. John W. Frederick’s, $90,000 additional compensation for services as Chairman of Lakeland, for Bruce G. Bohuny, who retired as a director and Vice Chairman of Lakeland on May 3, 2007, $35,000 additional compensation for services as Vice Chairman, and for Paul P. Lubertazzi, who retired as a director on January 31, 2007, $1,200 received for the month of January 2007 as compensation for providing consulting services in the area of business development; and

•

in connection with Lakeland’s acquisition of Metropolitan State Bank in 1998, Lakeland agreed to provide Mr. Lubertazzi, the chief executive officer of Metropolitan, with two annual retirement benefits, each in the amount of $35,000 for 15 years, plus certain retiree medical benefits. During 2007, Mr. Lubertazzi received a total of $70,000 pursuant to these arrangements. Mr. Lubertazzi retired as a director of the Company effective January 31, 2007, at which time he received an additional $5,000 pursuant to the Directors’ Deferred Compensation Plan. None of these amounts is included in the table above.

During 2007, each director received a fee of $1,850 for each meeting of Lakeland’s Board that he or she attended. In addition, each director, other than Roger Bosma, received a $17,500 retainer, and payment for committee meetings attended, except that Chairman John Fredericks received no payment for committee meetings. Members of Board committees (Compensation, Profit Sharing, ALCO, Nominating and Corporate Governance, Loan Review, Strategic and Search) received $750 for each meeting attended, with the exception of the Audit Committee, which received $1,350 per meeting. George Guptill, Jr. received $5,000 for serving as Chairman of the Audit Committee. Each member of Lakeland’s Board was present for 75% or more of the aggregate of the total meetings of the Board and committees on which he or she served. Paul G. Viall, Jr., who was appointed Chairperson of the Compensation Committee in March 2007, received a 10 month pro-rated fee of $2,083 (based on an annual fee of $2,500) for serving as Chairperson of such Committee.

During 2007, the Board of Directors of Lakeland Bank met twice a month. Each director received $1,250 for each meeting attended. Each director of Lakeland Investment Corp., a subsidiary of Lakeland Bank, received $575 as an annual fee.

The Board of Directors maintains the Directors’ Deferred Compensation Plan, which provides that any director having completed five years of service on Lakeland’s Board of Directors may retire and continue to be paid for a period of ten years at a rate ranging from $5,000 to $17,500 per annum, depending upon years of credited service. This plan is unfunded.

Lakeland’s Stock Option Plan provides for automatic option grants to directors who are not otherwise employed by Lakeland or its subsidiaries. Upon commencement of service, a non-employee director will receive a stock option to purchase 25,000 shares of Common Stock at an exercise price equal to the fair market value of the underlying Common Stock on the grant date. Options granted to non-employee directors are exercisable in 20% annual installments beginning on the date of grant. Mr. Bruce D. Bohuny, who was appointed to the Board in July 2007, was granted a stock option in August 2007 covering 25,000 shares (or 26,250 shares as adjusted for a subsequent 5% stock dividend).

Compensation Committee Interlocks and Insider Participation

Lakeland’s Compensation Committee, which is currently comprised of Paul G. Viall, Jr. (Chairperson), Mary Ann Deacon, Janeth Hendershot and Robert McCracken, makes recommendations to the Board concerning compensation for Lakeland’s executive officers and directors.

Stephen R. Tilton, Sr., a director of Lakeland, is the Chairman and Chief Executive Officer of Fletcher Holdings, LLC, which owns a building in Little Falls, New Jersey in which Lakeland rents a branch office. During 2007, the Company paid $132,000 to Fletcher Holdings, LLC as rent and related expenses.

Bruce D. Bohuny, a director of the Company, is the President of Brooks Ltd. Builders, a construction company. In 2007, Lakeland Bank paid Brooks Ltd. Builders a total of $168,000 for services performed at various Lakeland Bank branches.

Lakeland Bank has had, and expects to have in the future, transactions in the ordinary course of business with directors, officers, principal shareholders, and their associates, on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others, and that do not involve more than the normal risk of collectability or other unfavorable features.

Policies and Procedures Concerning Related Party Transactions

The Audit Committee of the Board of Directors has adopted written procedures governing related party transactions. The procedures provide that:

•	related party transactions that have been previously approved by the full Board of Directors will not be included in the transactions that are approved by the Audit Committee;

•	any single related party transaction up to $5,000 is automatically deemed to be pre-approved by the Audit Committee;

•

either the Chairman or Vice Chairman of the Audit Committee is authorized to approve, prior to payment, related party transactions over $5,000 but not exceeding $10,000, and may override any previously approved transaction; and

•	related party transactions over $10,000 must be approved, prior to payment, by a majority of the members of the Audit Committee.

In general, the Audit Committee reviews related party transactions on a quarterly basis. By “related party transaction,” we mean a transaction between the Company or any of its subsidiaries, on the one hand, and an executive officer, director or immediate family member of an executive officer or a director, on the other hand.

Nominating and Corporate Governance Committee Matters

Nominating and Corporate Governance Committee Charter. The Board has adopted a Nominating and Corporate Governance Committee charter to govern such Committee. A copy of the current Nominating and Corporate Governance Committee’s charter is attached as Annex A to this proxy statement.

Independence of Nominating and Corporate Governance Committee Members. All members of the Nominating and Corporate Governance Committee of the Board of Directors have been determined to be

“independent directors” pursuant to the definition contained in Rule 4200(a)(15) of the National Association of Securities Dealers’ Marketplace rules.

Procedures for Considering Nominations Made by Shareholders. The Nominating and Corporate Governance Committee’s charter describes procedures for nominations to be submitted by shareholders and other third-parties, other than candidates who have previously served on the Board or who are recommended by the Board. The charter states that a nomination must be delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a notice as described above. The charter requires a nomination notice to set forth as to each person whom the proponent proposes to nominate for election as a director: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) information that will enable the Nominating and Corporate Governance Committee to determine whether the candidate or candidates satisfy the criteria established pursuant to the charter for director candidates.

Qualifications. The charter describes the minimum qualifications for nominees and the qualities or skills that are necessary for directors to possess. Each nominee:

•	must satisfy any legal requirements applicable to members of the Board;

•

must not serve as attorney for any other financial institution or bank or savings and loan holding company and must not be on the board of any other financial institution or bank or savings and loan holding company in the Company’s market area;

•	must have business or professional experience that will enable such nominee to provide useful input to the Board in its deliberations;

•	must have a willingness and ability to devote the time necessary to carry out the duties and responsibilities of Board membership;

•	must have a desire to ensure that the Company’s operations and financial reporting are effected in a transparent manner and in compliance with applicable laws, rules and regulations;

•	must have a dedication to the representation of the best interests of the Company and all of its shareholders;

•	must have a reputation, in one or more of the communities serviced by Lakeland and its subsidiaries, for honesty and ethical conduct;

•	must have a working knowledge of the types of responsibilities expected of members of the board of directors of a public corporation and particularly, a bank holding company; and

•

must have experience, either as a member of the board of directors of another public or private corporation or in another capacity, that demonstrates the nominee’s capacity to serve in a fiduciary position.

Identification and Evaluation of Candidates for the Board. Candidates to serve on the Board will be identified from all available sources, including recommendations made by shareholders. The Nominating and Corporate Governance Committee’s charter provides that there will be no differences in the manner in which the

Nominating and Corporate Governance Committee evaluates nominees recommended by shareholders and nominees recommended by the Committee or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board. The evaluation process for individuals other than existing Board members will include:

•	a review of the information provided to the Nominating and Corporate Governance Committee by the proponent;

•	a review of reference letters from at least two sources determined to be reputable by the Nominating and Corporate Governance Committee; and

•	a personal interview of the candidate,

together with a review of such other information as the Nominating and Corporate Governance Committee shall determine to be relevant.

Third Party Recommendations. In connection with the 2008 Annual Meeting, the Nominating and Corporate Governance Committee did not receive any nominations from any shareholder or group of shareholders which owned more than 5% of the Company’s Common Stock for at least one year.

Audit Committee Matters

Audit Committee Charter. The Audit Committee performed its duties during 2007 under a written charter approved by the Board of Directors. A copy of the current Audit Committee Charter was attached as Annex B to the Company’s 2007 proxy statement.

Independence of Audit Committee Members. Lakeland’s Common Stock is listed on the NASDAQ Global Select Market and Lakeland is governed by the listing standards applicable thereto. All members of the Audit Committee of the Board of Directors have been determined to be “independent directors” pursuant to the definition contained in Rule 4200(a)(15) of the National Association of Securities Dealers’ Marketplace Rules and under the SEC’s Rule 10A-3.

Audit Committee Report. In connection with the preparation and filing of Lakeland’s Annual Report on Form 10-K for the year ended December 31, 2007:

(1) the Audit Committee reviewed and discussed the audited financial statements with Lakeland’s management;

(2) the Audit Committee discussed with Lakeland’s independent registered public accounting firm the matters required to be discussed by SAS 61, as amended by SAS 90;

(3) the Audit Committee received and reviewed the written disclosures and the letter from Lakeland’s independent registered public accounting firm required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with Lakeland’s independent registered public accounting firm any relationships that may impact their objectivity and independence and satisfied itself as to the accountants’ independence; and

(4) based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the 2007 Annual Report on Form 10-K.

By: The Audit Committee of the Board of Directors:

George H. Guptill, Jr., Chairperson

Joseph P. O’Dowd

Stephen R. Tilton, Sr.

Audit Fees and Related Matters

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Audit Committee’s charter, all audit and audit-related work and all non-audit work performed by the Company’s independent registered public accounting firm, Grant Thornton LLP (“Grant Thornton”), is approved in advance by the Audit Committee, including the proposed fees for such work. The Audit Committee is informed of each service actually rendered.

Audit Fees. Audit fees billed or expected to be billed to Lakeland by Grant Thornton for the audit of the financial statements included in Lakeland’s Annual Reports on Form 10-K, reviews of the financial statements included in Lakeland’s Quarterly Reports on Form 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings, for the years ended December 31, 2006 and 2007 totaled approximately $363,066 and $333,556, respectively.

Audit-Related Fees. Lakeland was billed $0 and $9,610 by Grant Thornton for the years ended December 31, 2006 and 2007, respectively, for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under the caption Audit Fees above, such as the audit of employee benefit plans.

Tax Fees. Lakeland was billed an aggregate of $62,035 and $192,510 by Grant Thornton for the fiscal years ended December 31, 2006 and 2007, respectively, for tax services, principally advice regarding the preparation of income tax returns.

All Other Fees. Lakeland was billed an aggregate of $0 and $0 by Grant Thornton for the fiscal years ended December 31, 2006 and 2007, respectively.

Other Matters. The Audit Committee of the Board of Directors has considered whether the provision of the Audit-Related Fees, Tax Fees and All Other Fees are compatible with maintaining the independence of Lakeland’s principal accountant.

Applicable law and regulations provide an exemption that permits certain services to be provided by Lakeland’s outside auditors even if they are not pre-approved. Lakeland has not relied on this exemption at any time since the Sarbanes-Oxley Act was enacted.

Code of Ethics

Lakeland is required to disclose whether it has adopted a code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. Lakeland has adopted such a code of ethics and has posted a copy of the code on its internet website at the internet address: http://www.lakelandbank.com. Copies of the code may be obtained free of charge from the Company’s website at the above internet address.

Shareholder Communication with the Board

The Board of Directors has established a procedure that enables shareholders to communicate in writing with members of the Board. Any such communication should be addressed to Lakeland’s Chairman of the Board and should be sent to such individual c/o Lakeland Bank, 250 Oak Ridge Road, Oak Ridge, New Jersey 07438. Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire Board of Directors. Under the procedures established by the Board, upon the Chairman’s receipt of such a communication, Lakeland’s Secretary will send a copy of such communication to each member of the Board, identifying it as a communication received from a shareholder. Absent unusual circumstances, at the next regularly scheduled meeting of the Board held more than two days after such communication has been distributed, the Board will consider the substance of any such communication.

Board members are encouraged, but not required by any specific Board policy, to attend Lakeland’s annual meeting of shareholders. Each of the members of the Board attended the Company’s 2007 annual meeting of shareholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the information provided under the caption “Compensation Discussion and Analysis” set forth above. Based on that review and those discussions, the Compensation Committee recommended to our Board that such “Compensation Discussion and Analysis” be included in this proxy statement.

Paul G. Viall, Jr. (Chairperson)

Mary Ann Deacon

Janeth Hendershot

Robert McCracken

Other Compensation Committee Matters

Charter. Our Board of Directors has defined the duties of its Compensation Committee in a charter. A copy of the Compensation Committee’s charter was attached to the Company’s 2007 proxy statement as Annex C.

Authority, Processes and Procedures. Our Compensation Committee is responsible for administering our employee benefit plans, for establishing and recommending to the Board the compensation of our President and Chief Executive Officer and for reviewing and approving compensation programs covering our other executive officers. Our Compensation Committee also establishes policies and monitors compensation for our employees in general. While the Compensation Committee may, and does in fact, delegate authority with respect to the compensation of employees in general, the Compensation Committee retains overall supervisory responsibility for employee compensation. With respect to executive compensation, the Compensation Committee receives recommendations and information from senior staff members. Mr. Bosma participates in Committee deliberations regarding the compensation of other executive officers, but does not participate in deliberations regarding his own compensation. The Compensation Committee also has the authority to hire compensation consultants to assist it in carrying out its duties.

Consultants. During our fiscal year ended December 31, 2007, the Compensation Committee engaged Saber & Associates to assist the Board in developing an executive management compensation plan aligned with the Board’s Budget/Strategic Plan and comparable with the Company’s peers in the banking industry. Also during 2007, the Board’s Search Committee (comprised of Mary Ann Deacon, Stephen R. Tilton, Sr., Paul G. Viall, Jr. and Arthur L. Zande), which was charged with finding a new chief executive officer for Lakeland and Lakeland Bank in light of Roger Bosma’s anticipated retirement in 2008, engaged the consulting firm of Korn Ferry International to assist in such search.

PROPOSAL 2

RATIFICATION OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008

Action will be taken at the Annual Meeting to ratify the selection of Grant Thornton LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2008. Grant Thornton LLP, which became the independent accountants of Lakeland beginning with the financial statements for the quarter ended March 31, 1999, were the Company’s independent accountants in 2006 and 2007. The Company has been advised by Grant Thornton LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company. We are asking our shareholders to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board considers the selection of the independent registered accounting firm to be an important matter of shareholder concern and is submitting the selection of Grant Thornton LLP to our shareholders for ratification as a matter of good corporate practice.

Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting, will be afforded the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” Proposal 2.

INDEPENDENT ACCOUNTANTS

Relationship with Independent Accountants. Grant Thornton LLP, which became the independent accountants of Lakeland beginning with the financial statements for the quarter ended March 31, 1999, were the Company’s independent accountants in 2007, and have been engaged as the Company’s independent accountants for 2008. See Proposal 2 above. It is anticipated that a representative of Grant Thornton will be present at the Annual Meeting and will be available to answer questions.

OTHER MATTERS

Management is not aware of any other business to be brought up at the meeting for action by shareholders at such meeting other than the matters described in the notice. However, the enclosed Proxy will confer discretionary authority with respect to matters which are not known to management at the time of printing hereof and which may come properly before the meeting.

SHAREHOLDER PROPOSALS

If a Lakeland shareholder intends to present a proposal at Lakeland’s 2009 annual meeting of shareholders, the proposal must be received by Lakeland at its principal executive offices not later than December 15, 2008 in order for that proposal to be included in the proxy statement and form of proxy relating to that meeting, and by February 28, 2009 in order for the proposal to be considered at Lakeland’s 2009 annual meeting of shareholders (but not included in the proxy statement or form of proxy for such meeting). Any shareholder proposal which is received after those dates or which otherwise fails to meet the requirements for shareholder proposals established by regulations of the SEC will neither be included in the proxy statement or form of proxy, nor be considered at the meeting. For a description of procedures for nominations to be submitted by shareholders, see “Nominating and Corporate Governance Committee Matters.”

By Order of the Board of Directors:

George H. Guptill, Jr.

Secretary

A copy of Lakeland Bancorp, Inc.’s annual report for the year ended December 31, 2007, including financial statements, accompanies this Proxy Statement. The annual report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

A copy of Lakeland Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission, is available (excluding exhibits) without cost to shareholders upon written request made to Mr. Harry Cooper, Lakeland Bancorp, Inc., 250 Oak Ridge Road, Oak Ridge, New Jersey 07438.

ANNEX A

LAKELAND BANCORP, INC.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

Purposes of the Nominating and Corporate Governance Committee

The purposes of the Nominating and Corporate Governance Committee (the “Committee”) are:

•	to consider proposals made by shareholders and others to nominate specific individuals to the board of directors (the “Board”) of Lakeland Bancorp, Inc. (the “Company”);

•	to identify qualified individuals for membership on such Board;

•	to recommend to the Board the director nominees for election at each annual meeting of shareholders and at each other meeting of shareholders at which directors are to be elected;

•	to develop and recommend to the Board certain Corporate Governance Guidelines for the Company, including the Code of Ethics;

•	to advise the Board about and recommend to the Board appropriate corporate governance practices and to assist the Board in implementing those practices;

•	to lead the Board in an annual review of the performance of the Board and its committees; and

•	to perform such other functions as the Board may assign to the Committee from time to time.

Membership of the Committee

The Committee:

•	shall consist of not less than three members of the Board, the exact number to be established by the Board from time to time;

•	shall consist solely of individuals who meet the independence standards set forth in Securities and Exchange Commission rules and in the listing standards applicable to the Company;

•	shall consist solely of members who are appointed by, and who may be removed by, the Board; and

•	shall have the authority to delegate any of its responsibilities to subcommittees, as the Committee may deem appropriate.

Criteria for Nomination to the Board of Directors

Each individual nominated by the Committee to serve on the Board of Directors shall, in the Committee’s opinion, satisfy the following criteria (the “Minimum Criteria”) together with such other criteria as shall be established by the Committee:

•	such nominee shall satisfy any legal requirements applicable to members of the Board;

•

such nominee must not serve as attorney for any other financial institution or bank or savings and loan holding company and must not be on the board of any other financial institution or bank or savings and loan holding company in the Company’s market area;

•	such nominee shall have business or professional experience that will enable such nominee to provide useful input to the Board in its deliberations;

•	such nominee shall have a willingness and ability to devote the time necessary to carry out the duties and responsibilities of Board membership;

•	such nominee shall have a desire to ensure that the Company’s operations and financial reporting are effected in a transparent manner and in compliance with applicable laws, rules and regulations;

1

•	such nominee shall have a dedication to the representation of the best interests of the Company and all of its shareholders;

•	such nominee shall have a reputation, in one or more of the communities serviced by the Company and its subsidiaries, for honesty and ethical conduct;

•	such nominee shall have a working knowledge of the types of responsibilities expected of members of the board of directors of a public corporation and particularly, a bank holding company; and

•

such nominee shall have experience, either as a member of the board of directors of another public or private corporation or in another capacity, that demonstrates the nominee’s capacity to serve in a fiduciary position.

Procedures to be Followed with Respect to the Submission of Names for Consideration by the Committee.

The following procedures (the “Minimum Procedures”) shall be utilized in considering any candidate for election to the Board at an annual meeting, other than candidates who have previously served on the Board or who are recommended by the Board. A nomination must be delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a notice as described above. Such notice shall set forth as to each person whom the proponent proposes to nominate for election as a director (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) information that will enable the Committee to determine whether the candidate satisfies the Minimum Criteria and any Additional Criteria (as defined below) established by the Committee.

In the event that a director is to be nominated at a special meeting of shareholders or is to be elected by the Board, the Committee shall develop procedures designed to conform, as nearly as practicable, to the procedures applicable to elections of Board members at annual meetings.

The Committee may, but shall not be required to, develop other procedures (the “Additional Procedures”) designed to supplement the Minimum Procedures.

Processes to be Followed in Considering Candidates

Candidates to serve on the Board shall be identified from such sources as shall be available to the Committee, including without limitation recommendations made by shareholders.

There shall be no differences in the manner in which the Committee evaluates nominees recommended by shareholders and nominees recommended by the committee or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board. The evaluation process shall include (i) a review of the information provided to the Committee by the proponent, (ii) a review of reference letters from at least two sources determined to be reputable by the Committee and (iii) a personal interview of the candidate, together with a review of such other information as the Committee shall determine to be relevant.

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Duties of the Committee

The Committee shall:

•	determine whether other criteria (the “Additional Criteria”), beyond the Minimum Criteria, should apply in nominating members of the Board, such Additional Criteria to:

•	reflect, at a minimum, all applicable laws, rules, regulations and listing standards applicable to the Company, and

•	take into account a potential candidate’s experience, areas of expertise and other factors relative to the overall composition of the board of directors;

•	determine whether the Minimum Procedures should be supplemented with Additional Procedures relating to the information to be submitted to the Committee regarding prospective candidates;

•	annually review the size, composition and needs of the Board and make recommendations to the Board;

•	recommend to the Board the director nominees for election at the next annual meeting of shareholders;

•	consider and recommend candidates for appointment to the Board to the extent vacancies arise between annual meetings of shareholders;

•	consider director candidates submitted by shareholders and other third-parties, in accordance with the Minimum Procedures and any Additional Procedures adopted by the Committee;

•	develop, recommend and review annually the Board’s Corporate Governance Guidelines to comply with state and federal laws and regulations;

•	monitor compliance with such Guidelines and recommend any proposed changes in such Guidelines to the Board for its approval;

•	establish criteria for and lead the annual performance self-evaluation of the Board and each committee of the Board;

•

facilitate the participation of all Board members in continuing education programs, at the expense of the Company, that are relevant to the business and affairs of the Company and the fulfillment of the directors’ responsibilities as members of the Board; and

•	annually review the Committee charter and recommend to the Board any changes it deems necessary or desirable.

Meetings of the Committee

The Committee shall meet as often as necessary to carry out its responsibilities, but not less than once each year. At the discretion of the chairperson of the Committee, but at least once each year for all or a portion of a meeting, the members of the Committee shall meet in executive session, without any members of management present. The Committee will maintain minutes of its meetings. The Committee will report its activities to the Board on a regular basis and make such recommendations as the Committee deems necessary or appropriate.

Additional Authority of the Committee

The Committee shall have the authority, in its discretion, to retain, at the Company’s expense, independent legal, accounting or other consultants or experts as it deems necessary in the performance of its duties.

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LAKELAND BANCORP, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 14, 2008

The undersigned hereby appoints Roger Bosma, John W. Fredericks and Joseph F. Hurley, and each of them, with full power of substitution, to vote for and on behalf of the undersigned at the annual meeting of shareholders of Lakeland Bancorp, Inc. to be held on May 14, 2008, and at any adjournment thereof, upon matters properly coming before the meeting, as set forth in the related Notice of Meeting and Proxy Statement, both of which have been received by the undersigned. Without otherwise limiting the general authorization given hereby, said attorneys and proxies are instructed to vote on the following issues as follows:

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS EXECUTED BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE BOARD’S NOMINEES FOR DIRECTOR AND “FOR” PROPOSAL 2 DESCRIBED ON THE REVERSE SIDE OF THIS CARD.

(Continued and to be signed and dated on the reverse side.)

ANNUAL MEETING OF SHAREHOLDERS OF

LAKELAND BANCORP, INC.

May 14, 2008

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢	20730000000000000000 5	051408

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS (for the terms described in the Proxy Statement):

☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instruction below)

NOMINEES (to be elected by the holders of Common Stock):

O      Bruce D. Bohuny

O      Roger Bosma

O      Mark J. Fredericks

O      George H. Guptill, Jr.

O      Janeth C. Hendershot

O      Robert B. Nicholson, III

O      Thomas J. Shara

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

2. Ratification of the appointment of Grant Thornton LLP as independent auditors for 2008.
☐ FOR ☐ AGAINST ☐ ABSTAIN

3.      Upon all such other matters as may properly come before the meeting and/or any adjournment or adjournments thereof, as they in their discretion may determine. The Board of Directors is not aware of any such other matters.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO EXECUTE AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

ANNUAL MEETING OF SHAREHOLDERS OF

LAKELAND BANCORP, INC.

May 14, 2008

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

-OR-

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718- 921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.

-OR-

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

-OR-

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  i

¢	20730000000000000000 5	051408

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS (for the terms described in the Proxy Statement):

☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instruction below)

NOMINEES (to be elected by the holders of Common Stock):

O      Bruce D. Bohuny

O      Roger Bosma

O      Mark J. Fredericks

O      George H. Guptill, Jr.

O      Janeth C. Hendershot

O      Robert B. Nicholson, III

O      Thomas J. Shara

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

2. Ratification of the appointment of Grant Thornton LLP as independent auditors for 2008.
☐ FOR ☐ AGAINST ☐ ABSTAIN

3.      Upon all such other matters as may properly come before the meeting and/or any adjournment or adjournments thereof, as they in their discretion may determine. The Board of Directors is not aware of any such other matters.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO EXECUTE AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■